Exhibit 3.122

State of Delaware
Office of the Secretary of State

     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ROYAL CROWN COLA CO.”, CHANGING ITS NAME FROM “ROYAL CROWN COLA CO.” TO “ROYAL CROWN COMPANY, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF FEBRUARY, A.D. 1994, AT 4:30 O’CLOCK P.M.
     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

	/s/ William T. Quillen
	William T. Quillen, Secretary of State
0850425 8100	AUTHENTICATION:	7019275

944013032	DATE:	02-03-94

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ROYAL CROWN COLA CO.
     Royal Crown Cola Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     That this Certificate of Incorporation of the Corporation is amended by amending Article 1 to read in its entirety as follows:
          1. Name. The name of the corporation is Royal Crown Company, Inc. (hereinafter called the “Corporation”).
     That this amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF said Royal Crown Cola Co. has caused this certificate to be signed by Joseph A. Levato, its Executive Vice President and Chief Financial Officer and attested by Curtis S. Gimson, its Secretary this 28th day of January 1994.

ROYAL CROWN COLA CO.
By:	/s/ Joseph A. Levato
Joseph A. Levato
Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Curtis S. Gimson Curtis S. Gimson
Secretary